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                                                                    EXHIBIT 23.1


                              CONSENT OF KPMG LLP




The Board of Directors
American Classic Voyages Co.:

We consent to incorporation by reference in this registration statement on Form S-3 of American Classic Voyages Co. of our report dated February 19, 1999, relating to the consolidated balance sheets of American Classic Voyages Co. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of American Classic
Voyages Co.


                                                      KPMG LLP

Chicago, Illinois
January 13, 1999